EXHIBIT 99.1

HINES REIT REACHES MINIMUM OFFERING
AND DECLARES 6.0% DIVIDEND RATE

(HOUSTON, TX) — Hines Real Estate Investment Trust, Inc. (Hines REIT) announced that on November 23, 2004 it had achieved its minimum offering and has acquired an interest in Hines-Sumisei U.S. Core Office Fund L.P. (with its subsidiaries, the Core Fund). Hines REIT also announced that is has declared a 6.0% annualized dividend rate for the remainder of the fourth quarter.

     With the acquisition of an interest in the Core Fund, Hines REIT now indirectly holds an interest in a portfolio of eight office properties. The Core Fund is an investment vehicle which was organized in August 2003 by Hines Interests Limited Partnership (Hines) to acquire a portfolio of Class-A, geographically diverse, core office buildings in the United States. Earlier this year, the Core Fund acquired an interest in 55 Second Street and 101 Second Street in San Francisco, 600 Lexington Avenue in New York and One Shell Plaza and Two Shell Plaza in Houston. In 2003, the Core Fund acquired interests in 499 Park Avenue and 425 Lexington Avenue in New York, and 1200 19th Street NW in Washington, D.C.

     “The investment in the Core Fund allows our shareholders to co-invest alongside major institutional investors. We are very pleased with the quality of the Core Fund’s eight buildings and are expecting more acquisitions,” commented Charles M. Baughn, Chief Executive Officer of Hines REIT.

     Hines REIT’s Board of Directors declared dividends for the period from November 23, 2004 through December 31, 2004 in an amount equal to a 6.0% annualized rate of return on an investment of $10.00 per share. The declared dividend will be calculated based on shareholders of record each day during the period. The dividends will be aggregated and paid in cash in January 2005.

     Hines REIT is located at 2800 Post Oak Boulevard, Suite 5000, Houston Texas 77056.

This is neither an offer nor a solicitation to purchase securities of Hines REIT. Such an offer can be made only by means of a prospectus. For a prospectus, please contact Hines Real Estate Securities, Inc., the dealer manager, at 2800 Post Oak Boulevard, Suite 4700, Houston Texas 77056, phone 1-888-446-3773.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has passed on or endorsed the merits of the offering of Hines REIT. Any representation to the contrary is unlawful.